EXHIBIT 99.1

Nova BioSource Fuels to Present at Thomas Weisel Partners
Alternative Energy Conference 2007

HOUSTON, TX – June 11, 2007 – Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that its President, J.D. McGraw, will present at the Thomas Weisel Partners Alternative Energy Conference, being held at the Thomas Weisel Partners New York office located at 390 Park Avenue, on Thursday, June 14th at 2:00 p.m. (EDT).  A live webcast of the presentation will be available at www.novabiosource.com. A replay of this presentation will be available shortly after the conclusion of the live presentation and will be archived until July 15th.  If you have any questions regarding this webcast, please contact Nova’s investor relations at (972) 458-8000 or info@novabiosource.com.  It is suggested that participants access the webcast event at least 15 minutes before the live event.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the construction and operation of three biodiesel refineries, with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains, and the presentation will contain, forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended January 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.